CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Maximum Aggregate	Amount of Registration
Offered	Offering Price(1)	Fee

Fixed Rate Senior Notes due 2012	$1,073,737,525.81	$32,963.74
Fixed Rate Senior Notes due 2017	$771,294,735.03	$23,678.75
Floating Rate Senior Notes due 2012	$301,101,170	$9,243.81

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 1.1624 Canadian dollars per U.S. $1.00 as of February 15, 2007.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 25, 2006	Pricing Supplement No. 207 to Registration Statement No. 333-131266 Dated February 15, 2007 Rule 424(b)(2)

     GLOBAL MEDIUM-TERM NOTES, SERIES F
CAD1,250,000,000 4.50% Fixed Rate Senior Notes Due 2012
CAD900,000,000 4.90% Fixed Rate Senior Notes Due 2017
CAD350,000,000 Floating Rate Senior Notes Due 2012

     We, Morgan Stanley, are offering the notes described herein on a global basis. We may not redeem the Global Medium-Term Notes, Series F, CAD1,250,000,000 4.50% Fixed Rate Senior Notes Due 2012 (the “2012 fixed rate notes”) or the Global Medium-Term Notes, Series F, CAD350,000,000 Floating Rate Senior Notes Due 2012 (the “floating rate notes”) prior to the maturity thereof, except in accordance with the provisions described in the accompanying prospectus under “Securities Offered on a Global Basis Through the Depositary—Tax Redemption” and “Securities Offered on a Global Basis Through the Depositary—Payment of Additional Amounts.” We may redeem some or all of the Global Medium-Term Notes, Series F, CAD900,000,000 4.90% Fixed Rate Senior Notes Due 2017 (the “2017 fixed rate notes,” and together with the 2012 fixed rate notes, the “fixed rate notes,” and the fixed rate notes, together with the floating rate notes, the “notes”) at any time in accordance with the provisions described herein under “Supplemental Information Concerning Description of Notes—Optional Redemption.” Additionally, we may redeem the 2017 fixed rate notes in accordance with the provisions described in the accompanying prospectus under “Securities Offered on a Global Basis Through the Depositary—Tax Redemption” and “Securities Offered on a Global Basis Through the Depositary—Payment of Additional Amounts.”

     We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes.” In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

     We will issue the notes only in registered form, which form is further described herein and under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

     CDS Clearing and Depository Services Inc. (“CDS”) will be designated as the depositary for any registered global security relating to the notes. We will issue the notes only in book-entry form as global securities registered in the name of CDS & Co., CDS’s nominee, or in such other name as CDS may designate with our prior consent. The sale of the notes will settle in immediately available funds through CDS on February 23, 2007 (5 New York business days after the date of this pricing supplement).

      The notes will not be listed on any securities exchange.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Agent’s Commissions	Proceeds to Company

Per 2012 fixed rate note	CAD998.49	CAD3.50	CAD994.99
Total	CAD1,248,112,500	CAD4,375,000	CAD1,243,737,500
Per 2017 fixed rate note	CAD996.17	CAD4.00	CAD992.17
Total	CAD896,553,000	CAD3,600,000	CAD892,953,000
Per floating rate note	CAD1,000	CAD3.50	CAD996.50
Total	CAD350,000,000	CAD1,225,000	CAD348,775,000

MORGAN STANLEY	RBC CAPITAL MARKETS	SCOTIA CAPITAL

BMO CAPITAL MARKETS	TD SECURITIES

Fixed Rate Notes		Floating Rate Notes

Aggregate		Aggregate
Principal Amount:	CAD1,250,000,000 for the 2012	Principal Amount:	CAD350,000,000
	fixed rate notes	Maturity Date:	February 23, 2012
	CAD900,000,000 for the 2017 fixed	Settlement Date:
	rate notes	(Original Issue Date):	February 23, 2007 (5 New York
Maturity Date:	February 23, 2012 for the 2012 fixed		business days after the date of
	rate notes		this pricing supplement)
	February 23, 2017 for the 2017 fixed	Interest Accrual Date:	February 23, 2007
	rate notes	Issue Price:	100%
Settlement Date		Specified Currency:	Canadian dollars
(Original Issue Date):	February 23, 2007 (5 New York	Redemption Percentage
	business days after the date of this	at Maturity:	100%
	pricing supplement)	Base Rate:	3-month CDOR
Interest Accrual Date:	February 23, 2007	Spread (Plus or Minus):	Plus 0.22%
Issue Price:	99.849% for the 2012 fixed rate
	notes	Index Maturity:	3 months
	99.617% for the 2017 fixed rate	Index Currency:	Canadian dollars
	notes	Initial Interest Rate:	The base rate plus 0.22% as
determined on the interest
Specified Currency:	Canadian dollars		accrual date
Redemption Percentage		Interest Payment Dates:	Quarterly payments on February
at Maturity:	100%		23, May 23, August 23 and
Interest Rate:	4.50% per annum for the 2012 fixed		November 23 of each year,
	rate notes		commencing on May 23, 2007
	4.90% per annum for the 2017 fixed		(using Actual/365 day count
	rate notes		convention)
Interest Payment		Interest Payment Period:	Quarterly
Dates:	Equal, semi-annual payments on	Interest Reset Dates:	Each interest payment date
	February 23 and August 23 of each	Interest Reset Period:	Quarterly
	year, commencing on August 23,	Interest Determination
	2007 for the 2012 fixed rate notes	Dates:	Each interest reset date

	Equal, semi-annual payments on	Reporting Service:	Reuters (page CDOR)
	February 23 and August 23 of each	Business Days:	Toronto and New York
	year, commencing on August 23,	Calculation Agent:	BNY Trust Company of Canada
	2007 for the 2017 fixed rate notes	Paying Agent:	BNY Trust Company of Canada

	For fixed rate notes, the day count	Denominations:	CAD100,000 and integral
	convention is Actual/365 (Fixed)		multiples of CAD1,000
	when calculating interest accruals	CUSIP:	617446E96
	during any interest period and	ISIN:	CA 617446E963
	30/360 when calculating amounts	Common Code:	028869487
	due on any interest payment date	3-month CDOR:	The 3-month CAD-BA-CDOR is
	(also known as the Actual/Actual		the inter-bank bid rate for
	Canadian Compound Method)		Canadian dollar bankers
Interest Payment Period:	Semi-annual		acceptances expressed as a rate
Business Days:	Toronto and New York		per annum published on the
Paying Agent:	BNY Trust Company of Canada		screen page Reuters CDOR (or
Denominations:	CAD100,000 and integral multiples		any successor page of Reuters or
	of CAD1,000		a screen page of another agency)
CUSIP:	617446E88 for the 2012 fixed rate		on the interest determination
	notes		date at or about 10:00 a.m.
	617446E70 for the 2017 fixed rate		(Toronto time) for the relevant
	notes		interest payment period
ISIN:	CA 617446E880 for the 2012 fixed	Other Provisions:	Tax redemption (see below)
rate notes
CA 617446E708 for the 2017 fixed
rate notes
Common Code:	028869452 for the 2012 fixed rate
notes
028869398 for the 2017 fixed rate
notes
Other Provisions:	Tax redemption for the 2012 fixed
rate notes (see below)
Tax redemption and optional
redemption for the 2017 fixed rate
notes (see below)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Supplemental Information Concerning Description of Notes

General Terms of Notes

     On October 1, 2006, The Bank of New York succeeded JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) as the trustee under the Senior Debt Indenture under which the notes are issued.

     If, with regard to the floating rate notes, the above referenced Reuters CDOR page is not available, the calculation agent will request the principal Toronto offices of three banks selected by us from the banks named in Schedule I of the Bank Act (Canada) to provide their bid rate quotations (expressed as percentages per year) for Canadian dollar bankers’ acceptances in Canadian dollars having a 3-month term to maturity as of 10:00 a.m. (Toronto time) on the interest determination date and for a principal amount equal to CAD350,000,000 (or a term to maturity and principal amount as close as possible to the foregoing term to maturity and principal amount), and the 3-month CDOR will be the arithmetic mean of the three bid rate quotations.

     If fewer than three bid rate quotations are provided as requested in the paragraph above, the 3-month CDOR will be the 3-month CDOR as determined on the previous interest determination date or, in the case where there is no previous interest determination date, as determined on the interest accrual date.

Tax Redemption

     We may redeem, in whole but not in part, any tranche of the notes offered on a global basis through CDS at our option at any time prior to maturity, upon the giving of a notice of tax redemption as described in the accompanying prospectus, at a redemption price equal to 100% of the principal amount of those notes, together with accrued and unpaid interest to the date fixed for redemption, if we determine that we have or will become obligated to pay additional amounts, as described below under “—Payment of Additional Amounts,” in accordance with “Securities Offered on a Global Basis Through the Depositary—Tax Redemption” in the accompanying prospectus.

Payment of Additional Amounts

     With respect to the notes, we will, subject to certain exceptions and limitations set forth in the accompanying prospectus, pay the additional amounts to the beneficial owner of the notes who is a U.S. Alien (as defined in the accompanying prospectus) as may be necessary in order that every net payment of the principal of and interest on the notes and any other amounts payable on the notes, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of the payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the notes to be then due and payable. See “Securities Offered on a Global Basis Through the Depositary—Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption

     We may redeem, in whole or in part, the 2017 fixed rate notes offered on a global basis through CDS at our option at any time prior to maturity, on not more than 60 and not less than 30 calendar days’ prior notice, at a redemption price equal to the greater of 100% of the principal amount of the 2017 fixed rate notes and the Canada Yield Price (together, in each case, with accrued and unpaid interest to, but excluding, the date of redemption).

     “Canada Yield Price” means the price, calculated at 10:00 a.m. (Toronto time) on the third business day preceding the date of redemption, equal to the net present value of all remaining scheduled payments of interest (other than accrued and unpaid interest) and principal on the 2017 fixed rate notes to be redeemed, using a discount rate equal to the sum of the Canada Yield and 21 basis points.

     “Canada Yield” means, on any date, the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity approximately equal to the remaining term to maturity of the 2017 fixed rate notes to be redeemed. The Canada Yield will be the average (rounded to four decimal places) of the yields determined by two major Canadian investment dealers selected by us.

Notes Denominated in a Foreign Currency

     The notes are denominated in Canadian dollars and a beneficial owner of interests in the notes will not have the right to receive all or a portion of the payments of principal or interest in U.S. dollars.

Supplemental Information Concerning Forms of Securities

Global Securities; Book-Entry, Delivery and Form

     The notes will be issued in one or more registered notes in global form (i.e. global notes), initially deposited with CDS & Co., as nominee for CDS. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in CDS. Investors may elect to hold interests in the global notes through any of CDS (in Canada), or Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective

Canadian subcustodians, each of which is a Canadian schedule I chartered bank (“Canadian Subcustodians”), which in turn will hold such interests in customers’ securities accounts in the names of the Canadian Subcustodians on the books of CDS.

     All notes will be deposited with CDS & Co. as nominee of CDS for the benefit of owners of beneficial interests in the global notes, including participants of Euroclear and Clearstream, Luxembourg. Principal and interest payments on the global notes deposited with CDS & Co., or any other nominee appointed by CDS, will be made on behalf of us to CDS & Co., or any other nominee appointed by CDS, and CDS will distribute the payment received to the applicable clearing system.

     For as long as the notes are maintained in book-entry form at CDS, we and any paying agent shall treat CDS & Co., or any other nominee appointed by CDS, as the sole holder of such notes for all purposes. Notes, which are represented by the global notes, will be transferable only in accordance with the rules and procedures of CDS.

     The holder of the global notes shall be the only person entitled to receive payments in respect of notes represented by such global notes and we will be discharged by payment to, or to the order of, the holder of such global notes for each amount so paid. Each of the persons shown in the records of CDS as the beneficial holder of a particular nominal amount of notes represented by such global notes, must look solely to CDS, as the case may be, for his or her share of each payment so made by us to, or to the order of, the holder of such global notes. No person other than the holder of such global notes shall have any claim against us in respect of any payments due on such global notes.

     In respect of the notes, we will at all times maintain a sub-paying agent having an office in Toronto, Canada. All notices concerning the notes will be validly given if given through the sub-paying agent.

CDS Clearing and Depository Services Inc.

     CDS, formed in 2006 as a subsidiary of The Canadian Depository for Securities Limited, is Canada’s national securities clearing and depositary services organization which provides clearing and settlement services previously performed by The Canadian Depository for Securities Limited since its inception in 1970. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the agents for this offering. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests, including cash distributions, in notes clearing and settling through CDS may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary, Vancouver and Halifax to centralize securities clearing functions through a central securities depositary.

Supplemental Information Concerning Securities Offered on a Global Basis Through the Depositary

Global Clearance and Settlement Procedures

      Initial settlement for the notes will be made in immediately available Canadian dollar funds.

     Secondary market trading between CDS participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Euroclear participants and Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional Eurobonds, in immediately available funds.

     Links have been established among CDS, Euroclear, and Clearstream, Luxembourg to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. CDS will be linked to Euroclear and Clearstream, Luxembourg through the CDS accounts of the respective Canadian Subcustodians of Clearstream, Luxembourg and Euroclear.

     Cross-market transfers between persons holding directly or indirectly through CDS participants, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected in CDS in accordance with CDS rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian Subcustodian to take action to effect final settlement on its behalf by delivering or receiving notes in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to CDS or the Canadian Subcustodians.

     Because of time-zone differences, credits of notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a CDS participant will be made during subsequent securities settlement processing and dated the business day following the CDS settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream, Luxembourg participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of notes by or through a Euroclear Participant or a Clearstream, Luxembourg participant to a CDS participant will be received with value on the CDS settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in CDS.

     The information in this section concerning CDS and CDS’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. CDS may change or discontinue the foregoing procedures at any time.

Notices

     Notices given to CDS, as holder of the notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of CDS and its direct and indirect participants, including Clearstream, Luxembourg and Euroclear.

Supplemental Information Concerning Plan of Distribution

     On February 15, 2007, we agreed to sell to the agents listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.499% for the 2012 fixed rate notes, 99.217% for the 2017 fixed rate notes and 99.65% for the floating rate notes, each of which we refer to as the “purchase price” for that tranche of notes. The 2012 fixed rate notes purchase price equals the stated issue price of 99.849% less a combined management and underwriting commission of 0.35% of the principal amount of the 2012 fixed rate notes, the 2017 fixed rate notes purchase price equals the stated issue price of 99.617% less a combined management and underwriting commission of 0.40% of the principal amount of the 2017 fixed rate notes and the floating rate notes purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% of the principal amount of the floating rate notes.

Name	Principal Amount of 2012 Fixed Rate Notes	Principal Amount of 2017 Fixed Rate Notes	Principal Amount of Floating Rate Notes

Morgan Stanley & Co. Incorporated	CAD375,000,000	CAD270,000,000	CAD105,000,000
RBC Dominion Securities Inc	375,000,000	270,000,000	105,000,000
Scotia Capital Inc	375,000,000	270,000,000	105,000,000
BMO Nesbitt Burns Inc.	62,500,000	45,000,000	17,500,000
TD Securities Inc.	62,500,000	45,000,000	17,500,000

Total	CAD1,250,000,000	CAD900,000,000	CAD350,000,000

     We refer to each of Morgan Stanley & Co. Incorporated, RBC Dominion Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc. and TD Securities Inc. as an “agent” (and together as the “agents”) as such term is used under “Plan of Distribution” in the accompanying prospectus supplement.

     The agents intend to offer the notes for sale in Canada only on a private placement basis to “accredited investors” within the meaning of the applicable Canadian provincial securities laws, either directly or through affiliates or other dealers acting as selling agents. Resales of the notes by purchasers will be subject to restrictions under Canadian securities laws. The rights and remedies available to Canadian investors are governed by Canadian securities laws. Canadian investors may be subject to Canadian tax law and should consult their own legal and tax advisors with respect to the Canadian tax consequences of owning the notes.

      Each agent severally (and not jointly) represents and warrants to, and agrees with, us that:

(a)	the sale and delivery of any notes to any purchaser who is a resident of Canada or otherwise subject to the laws of Canada or who is purchasing for a principal who is a resident of Canada or otherwise subject to the laws of Canada (each such purchaser or principal a “Canadian Purchaser”) by such agent shall be made so as to be exempt from the prospectus filing requirements and exempt from, or in compliance with, the dealer registration requirements of all applicable securities laws, regulations, rules, instruments, rulings and orders, including those applicable in each of the provinces and territories of Canada (the “Canadian Securities Laws”);

(b)	(i) the agent is a fully registered dealer as defined in section 204 of Regulation 1015 to the Securities Act (Ontario) (the “Canadian Regulation 1015”) or (ii) any sale and delivery of any instruments to a Canadian Purchaser that is a resident of, or otherwise subject to the Canadian Securities Laws of, the province of Ontario, will be made through an affiliate of the relevant agent that is a registered investment dealer, international dealer or limited market dealer, within the meaning of section 98 of the Canadian Regulation 1015, and otherwise in compliance with the representations, warranties, and agreements set out herein;

(c)	each Canadian Purchaser is entitled under the Canadian Securities Laws to acquire the notes without the benefit of a prospectus qualified under the Canadian Securities Laws, and without limiting the generality of the foregoing: (i) in the case of a purchaser resident in a province other than Ontario, without the dealer having to be registered, (ii) in the case of a purchaser resident in the province of British Columbia, Alberta, Saskatchewan, Manitoba or Québec, such purchaser is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemption (NI 45-106), (iii) in the case of a purchaser resident in Ontario, such Canadian Purchaser, (A) is an “accredited investor”, other than an individual, as defined in NI 45-106 and is a person to which a dealer registered as an international dealer in Ontario may sell the notes or (B) is an “accredited investor”, including an individual, as defined in NI 45- 106 who is purchasing the notes from a registered investment dealer within the meaning of section 98 of the Canadian Regulation 1015;

(d)	it will comply with all relevant Canadian Securities Laws concerning any resale of the notes and will prepare, execute, deliver, and file all documentation required by the applicable Canadian Securities Laws to permit each resale by the agents of notes to a Canadian Purchaser;

(e)	it will ensure that each Canadian Purchaser purchasing from it (i) has represented to it that such Canadian Purchaser is a resident in and subject to the Canadian Securities Laws of a province or territory of Canada, or is a corporation, partnership, or other entity resident and created in or organised under the laws of Canada or any province or territory thereof, (ii) has represented to it which categories set forth in the relevant definition of “accredited investor” in NI 45-106 correctly and in all respects describes such Canadian Purchaser, and (iii) consents to disclosure of all required information about the purchase to the relevant Canadian securities regulatory authorities;

(f)	the offer and sale of the notes will not be made through or accompanied by any advertisement of the notes, including, without limitation, in printed media of general and regular paid circulation, radio, television, or telecommunications, including electronic display or any other form of advertising or as part of a general solicitation in Canada;

(g)	it has not provided and will not provide to any Canadian Purchaser any document or other material that would constitute an offering memorandum (other than the preliminary and final version of the Canadian Offering Memorandum, dated February 23, 2007 with respect to the private placement of the notes in Canada (the “Canadian Offering Memorandum”)) or future oriented financial information within the meaning of Canadian Securities Laws;

(h)	it will ensure that each Canadian Purchaser is advised that no securities commission, stock exchange or other similar regulatory authority in Canada has passed upon the Canadian Offering Memorandum or the merit of the notes described therein, nor has any such securities commission, stock exchange or other similar regulatory authority in Canada made any recommendation or endorsement with respect to, the notes;

(i)	it has not made and it will not make any written or oral representations to any Canadian Purchaser:

(i) that any person will resell or repurchase the notes purchased by such Canadian Purchaser;

(ii) that the notes will be freely tradeable by the Canadian Purchaser without any restrictions or hold periods;

(iii) that any person will refund the purchase price of the notes; or

(iv) as to the future price or value of the notes; and

(j)	it will inform each Canadian Purchaser:

(i) that we are not a “reporting issuer” and are not, and may never be, a reporting issuer in any province or territory of Canada and there currently is no public market in Canada for any of the notes, and one may never develop;

(ii) that the notes will be subject to resale restrictions under applicable Securities Law; and

(iii) such Canadian Purchaser’s name and other specified information will be disclosed to the relevant Canadian securities regulators or regulatory authorities and may become available to the public in accordance with applicable laws.

     With respect to notes to be offered or sold in the United Kingdom, each agent agrees (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by such agent in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such agent in relation to the notes in, from or otherwise involving the United Kingdom.

     We represent and agree, and each agent represents and agrees, that the notes will be issued outside of the Republic of France and that we and such agent will not offer or sell any notes in the Republic of France and will not distribute or cause to be distributed in the Republic of France this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 of the Code Monétaire et Financier.

     Each agent represents, warrants and agrees that it has not offered and will not offer any notes to persons in any Member State of the European Economic Area, except that it may offer notes in any Member State: (1) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in a Member State in accordance with the Prospectus Directive and, where appropriate, notified to the competent authority in the Member State in which such offer is being made in accordance with Article 18 of the Prospectus Directive and ending on the date which is 12 months after the date of such publication; (2) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities; (3) at any time to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual turnover of more than €50,000,000, all as shown in its last annual or consolidated accounts; or (4) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression “offer” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant Member State.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     Each agent represents and agrees that it will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than: (1) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”)); (2) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA; (3) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or (4) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     Each agent agrees that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

     Furthermore, each agent agrees that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such agent or for or on behalf of us unless such consent, approval or permission has been previously obtained.